Exhibit 99.1

Rogers Corporation Appoints Michael M. Ludwig Chief Financial Officer

CHANDLER, Ariz.--(BUSINESS WIRE)--September 17, 2018--Rogers Corporation (NYSE:ROG), a global leader in engineered material solutions, announced today that Michael M. Ludwig has been appointed to serve as the Company’s new Senior Vice President, Chief Financial Officer and Treasurer effective September 17, 2018.

“Mike’s experience as a senior finance leader in global, high-tech manufacturing companies fits well with Rogers’ business profile and growth goals,” commented Bruce Hoechner, Rogers’ President and CEO. “Further, Mike’s proven ability to lead teams, build highly productive relationships with key stakeholders and drive operational excellence will serve Rogers well as he helps us drive toward our Vision 2020 targets and beyond.”

Ludwig brings more than 30 years of financial and accounting experience at public and private companies. He most recently served as the Senior Vice President and Chief Financial Officer of FormFactor, Inc. (NASDAQ:FORM), a Silicon Valley-based provider of test and measurement technologies for semiconductor companies. There, he drove significant profitability improvement and played a pivotal role in acquisition activities. Ludwig earned his B.A. in accounting from Cal Poly Pomona. He will be located at Rogers’ corporate headquarters in Chandler, AZ.

About Rogers Corporation
Rogers Corporation (NYSE:ROG) is a global leader in engineered materials to power, protect, and connect our world. With more than 180 years of materials science experience, Rogers delivers high-performance solutions that enable clean energy, internet connectivity, and safety and protection applications, as well as other technologies where reliability is critical. Rogers delivers Power Electronics Solutions for energy-efficient motor drives, e-Mobility and renewable energy; Elastomeric Material Solutions for sealing, vibration management and impact protection in mobile devices, transportation interiors, industrial equipment and performance apparel; and Advanced Connectivity Solutions for wireless infrastructure, automotive safety and radar systems. Headquartered in Arizona (USA), Rogers operates manufacturing facilities in the United States, China, Germany, Belgium, Hungary, and South Korea, with joint ventures and sales offices worldwide.

Additional Information
For additional information, please contact the Company directly, via email or visit the Rogers website.

Website: http://www.rogerscorp.com

CONTACT:
Investor contact:
Rogers Corporation
Jack Monti, 480-917-6026
jack.monti@rogerscorporation.com